
                         LOAN AGREEMENT
                  DATED AS OF NOVEMBER 8, 1994
                          BY AND AMONG
                          AIRGAS, INC.
                               AND
                      AIRGAS HOLDINGS, INC.
                          AS BORROWERS,
                     THE BANKS NAMED HEREIN,
              NATIONSBANK OF NORTH CAROLINA, N.A.,
             AS STRUCTURING AND DOCUMENTATION AGENT,
                               AND
                      THE BANK OF NEW YORK,
                     AS ADMINISTRATIVE AGENT

                        Table of Contents

     Section                  Title                            Page


ARTICLE I      DEFINITIONS . . . . . . . . . . . . . . . . . . . 1

     1.01      Definitions . . . . . . . . . . . . . . . . . . . 1
     1.02      Incorporated Definitions. . . . . . . . . . . . . 5
     1.03      Accounting Terms. . . . . . . . . . . . . . . . . 6

ARTICLE II     LOANS . . . . . . . . . . . . . . . . . . . . . . 6

     2.01      Loans . . . . . . . . . . . . . . . . . . . . . . 6
     2.02      (a)  Minimum Amounts. . . . . . . . . . . . . . . 6
               (b)  Types of Loans . . . . . . . . . . . . . . . 6
               (c)  Notice . . . . . . . . . . . . . . . . . . . 7
               (d)  Limitation on Numbers of
                      Eurodollar Loans . . . . . . . . . . . . . 7
     2.03      Notes . . . . . . . . . . . . . . . . . . . . . . 7
     2.04      Loan Interest Rates . . . . . . . . . . . . . . . 8
     2.05      (a)  Commitment Fee . . . . . . . . . . . . . . . 8
               (b)  Reduction of Loan Commitments. . . . . . . . 8

ARTICLE III    ADDITIONAL PROVISIONS REGARDING LOANS . . . . . . 9
     3.01      Additional Interest Rate Provisions . . . . . . . 9
               (a)  Default Rate . . . . . . . . . . . . . . . . 9
               (b)  LIBOR Base Rate Unascertainable. . . . . . . 9
     3.02      Conversion and Continuation of Loans. . . . . . .10
     3.03      Prepayments . . . . . . . . . . . . . . . . . . .11
     3.04      Additional Costs. . . . . . . . . . . . . . . . .12
     3.05      Changes in Laws or Regulations. . . . . . . . . .14
     3.06      Compensations . . . . . . . . . . . . . . . . . .14
     3.07      Payments and Prepayments. . . . . . . . . . . . .15
     3.08      Capital Adequacy Protection . . . . . . . . . . .15
     3.09      Limitation of Liability of Holdings . . . . . . .16

ARTICLE IV     CONDITIONS PRECEDENT AS OF CLOSING DATE . . . . .16

     4.01      Conditions Precedent to Initial Loans . . . . . .16

ARTICLE V      CONDITIONS OF LENDING . . . . . . . . . . . . . .17

     5.01      Conditions of Lending . . . . . . . . . . . . . .17
     5.02      Commitment Limitation; Reaffirmation. . . . . . .18

ARTICLE VI     REPRESENTATIONS AND WARRANTIES. . . . . . . . . .18

     6.01      Representations and Warranties. . . . . . . . . .18
               (a)  Incorporation. . . . . . . . . . . . . . . .18
               (b)  Power and Authority
                      to Own Properties and Assets . . . . . . .18
               (c)  Power and Authority to Execute,
                      Deliver and Perform the Loan Documents . .18

               (d)  Loan Documents Valid and Binding
                      Obligations. . . . . . . . . . . . . . . .18
               (e)  Execution, Delivery and Performance. . . . .18
               (f)  Subsidiaries . . . . . . . . . . . . . . . .19


               (g)  Interests in Other Persons . . . . . . . . .19
               (h)  Audited Balance Sheet. . . . . . . . . . . .19
               (i)  Margin Stock; Regs G, U, T and X . . . . . .19
               (j)  No Governmental Approvals. . . . . . . . . .19
     6.02      Incorporated Representations and Warranties
                 From Existing Loan Agreement. . . . . . . . . .20

ARTICLE VII    COVENANTS . . . . . . . . . . . . . . . . . . . .20

     7.01      Covenants . . . . . . . . . . . . . . . . . . . .20
               (a)  Use of Loan Proceeds . . . . . . . . . . . .20
               (b)  Indemnification. . . . . . . . . . . . . . .20
               (c)  Notice of Event of Default . . . . . . . . .21
               (d)  Agents' Fees . . . . . . . . . . . . . . . .21
               (e)  Further Assurances . . . . . . . . . . . . .21
               (f)  New Subsidiaries . . . . . . . . . . . . . .21
     7.02      Incorporated Covenants From
                 Existing Loan Agreements. . . . . . . . . . . .22
     7.03      Incorporation of Subordinated Debt Covenants. . .22

ARTICLE VIII   EVENTS OF DEFAULT AND ACCELERATION. . . . . . . .23

     8.01      Events of Default; Acceleration . . . . . . . . .23

ARTICLE IX     THE ADMINISTRATIVE AGENT. . . . . . . . . . . . .24

     9.01      Appointment and Authorization . . . . . . . . . .24
     9.02      Reliance. . . . . . . . . . . . . . . . . . . . .25
     9.03      Responsibilities. . . . . . . . . . . . . . . . .25
     9.04      Reliance Upon Communications. . . . . . . . . . .25
     9.05      Event of Default. . . . . . . . . . . . . . . . .26
     9.06      No Representations. . . . . . . . . . . . . . . .26
     9.07      Indemnification . . . . . . . . . . . . . . . . .27
     9.08      Dealings with Credit Parties. . . . . . . . . . .27
     9.09      Resignation . . . . . . . . . . . . . . . . . . .27
     9.10      Agent . . . . . . . . . . . . . . . . . . . . . .28

ARTICLE X      MISCELLANEOUS . . . . . . . . . . . . . . . . . .28

     10.01     Notices . . . . . . . . . . . . . . . . . . . . .28
     10.02     Waiver. . . . . . . . . . . . . . . . . . . . . .29
     10.03     Survival. . . . . . . . . . . . . . . . . . . . .29
     10.04     Costs . . . . . . . . . . . . . . . . . . . . . .29
     10.05     Amendments. . . . . . . . . . . . . . . . . . . .29
     10.06     Year  . . . . . . . . . . . . . . . . . . . . . .30
     10.07     Set-Off . . . . . . . . . . . . . . . . . . . . .30
     10.08     Payment on Business Day . . . . . . . . . . . . .31
     10.09     Counterparts. . . . . . . . . . . . . . . . . . .31
     10.10     Assignment. . . . . . . . . . . . . . . . . . . .31
     10.11     Term  . . . . . . . . . . . . . . . . . . . . . .32
     10.12     Joint and Several Obligations of Borrowers. . . .32
     10.13     Governing Law; Severability; Merger . . . . . . .32
     10.14     Priority of Loans . . . . . . . . . . . . . . . .33
     10.15     Dealings by Banks With Credit Parties . . . . . .33
     10.16     No Deduction for Foreign Taxes. . . . . . . . . .33





Exhibits

Exhibit A      Bank Commitments
Exhibit B      Form of Guaranty Agreement
Exhibit C      Form of Guaranty Joinder Agreement
Exhibit D      Form of Note
Exhibit E      Form of Legal Opinion of Counsel to Borrowers
                    and Guarantee Subsidiaries
Exhibit F      Subsidiaries
Exhibit G      Interests in Other Persons
Exhibit H      Existing Indebtedness


                         LOAN AGREEMENT

     THIS LOAN AGREEMENT, dated as of November 8, 1994 (the "Loan Agreement"), is made by and among

     AIRGAS, INC., a Delaware corporation ("Airgas"); and

     AIRGAS HOLDINGS, INC., a Delaware corporation ("Holdings" - Airgas and Holdings may be referred to individually herein as a "Borrower" and collectively as the "Borrowers");

     NATIONSBANK OF NORTH CAROLINA, N.A., a national banking association ("NationsBank");

     THE BANK OF NEW YORK, a New York corporation ("BNY" - hereinafter NationsBank and BNY, together with their respective successors and assigns, may be referred individually as a "Bank" and collectively as the "Banks");

     NATIONSBANK OF NORTH CAROLINA, N.A., a national banking association (in its capacity as structuring and documentation agent, hereinafter referred to in such capacity as the "Agent"); and

     THE BANK OF NEW YORK, a New York corporation (in its capacity as administrative agent for the Banks, hereinafter referred to in such capacity as the "Administrative Agent").

RECITALS:

     A. The Borrowers have requested that the Banks provide the Borrowers with a $100,000,000.00 credit facility for the purposes of (i) financing the acquisition of new Subsidiaries, (ii) financing other investments permitted under this Loan Agreement and (iii) satisfying capital expenditure and working capital needs of the Borrowers and the Guarantee Subsidiaries.

     B. The Banks have agreed to provide the requested credit facility to the Borrowers on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the Borrowers, the Agent, the Administrative Agent and the Banks agree as follows:

                            ARTICLE I

                           Definitions

     1.01 For the purposes hereof:

     "Adjusted Net Worth" means, as of any date of determination thereof, the excess of (i) the amount of the "present fair saleable value" of the assets of Holdings as of such date of determination, over (ii) the amount of all "liabilities, contingent or otherwise", of Holdings as of such date of determination, as such quoted terms are determined in accordance with applicable Federal and state laws governing determinations of the insolvency of debtors. In determining the Adjusted Net Worth for purposes of calculating Holdings' Maximum Obligated Amount in respect of any Loan, the liabilities of Holdings to be used in such determination pursuant to clause (ii) of the preceding sentence shall in any event include the liabilities of Holdings hereunder in respect of all Loans other than the Loan in respect of which such calculation is being made;


     "Applicable Margin" means, with respect to any Eurodollar Loan, (i) for each day of the Interest Period for such Eurodollar Loan occurring during the period from the Closing Date through and including August 31, 1995, 1/2%, and
(ii) for each day of the Interest Period for such Eurodollar Loan occurring on and after September 1, 1995, 3/4%;

     "Borrowers' Obligations" means, without duplication, the obligations of the Borrowers to the Banks, the Agent and the Administrative Agent (including the obligations to pay principal of and interest on the Loans and to pay all fees and other amounts payable by the Borrowers) hereunder and under the Notes;

     "Business Day" means any day not a Saturday, Sunday or legal holiday on which each of the Banks is open for business; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London Interbank Market;

     "Closing Date" means the date as of which this Loan Agreement is executed by the Borrowers, the Banks, the Agent and the Administrative Agent and all of the conditions precedent set forth in Article IV hereof have been satisfied;

     "Commitment", for each Bank, means the commitment of such Bank to make Loans in a maximum principal amount equal to the amount set forth beside the name of such Bank on Exhibit A hereto, as the same may be reduced from time to time in accordance with the terms of Section 2.05(b) hereof;

     "Commitment Fee" has the meaning assigned to such term in Section 2.05(a) hereof;

     "Credit Party" means any of the Borrowers and the Guarantee Subsidiaries;

     "Eurodollar Loan" means a Loan bearing interest based on the LIBOR Base
Rate;

     "Event of Default" has the meaning given to said term in Section 8.01 hereof;

     "Existing Loan Agreement" means that certain Sixth Amended and Restated Loan Agreement dated as of August 30, 1994, as amended as of the date hereof, by and among the Borrowers, the banks parties thereto and NationsBank, as agent for such banks;

     "Federal Funds Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions, with members of the Federal Reserve System only, arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York (or, in the absence of such publication, as reasonably determined by the Administrative Agent);

     "Guarantee Subsidiary" means each of the direct and indirect Subsidiaries of Airgas which is a party to the Guaranty Agreement, including each direct or indirect Subsidiary of Airgas which becomes a party to the Guaranty Agreement pursuant to a Guaranty Joinder Agreement;

     "Guaranty Agreement" means the Guaranty Agreement in the form of Exhibit B attached hereto;




     "Guaranty Joinder Agreement" means a Guaranty Joinder Agreement substantially in the form of Exhibit C attached hereto;

     "Holdings' Maximum Obligated Amount" means, as of any date of determination thereof, the sum of (i) with respect to each Loan (or portion thereof) which is used (or the proceeds of which are used) to make a Valuable Transfer, the outstanding amount of such Loan (or such portion thereof) as of such date, plus (ii) with respect to each Loan (or portion thereof) which is not used (or the proceeds of which are not used) to make a Valuable Transfer, the lesser of (a) the outstanding amount of such Loan (or such portion thereof) as of such date of determination or (b) the greater of (1) 95% of the Adjusted Net Worth at the time of such Loan or (2) 95% of the Adjusted Net Worth as of such date;

     "Incorporated Covenants" has the meaning assigned to such term in Section
7.02 hereof;

     "Incorporated Definitions" has the meaning assigned to such term in
Section 1.02 hereof;

     "Incorporated Events of Default" has the meaning assigned to such term in
Section 8.01(e) hereof;

     "Incorporated Representations and Warranties" has the meaning assigned to such term in Section 6.01 hereof;

     "Interest Payment Date" means, (i) as to any Eurodollar Loan having an Interest Period of 1, 2 or 3 months, the last day of such Interest Period,
(ii) as to any Eurodollar Loan having an Interest Period longer than 3 months, the last day of June, September, December and March in each year and the last day of such Interest Period, and (iii) as to any Prime Loan, the last day of March,
June, September and December in each year. If any Interest Payment Date falls on a day which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day (unless the same would fall in a succeeding month, in which case such Interest Payment Date shall be deemed to be the first preceding Business Day);

     "Interest Period" means, as to any Eurodollar Loan, the period commencing on the date of such Eurodollar Loan and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrowers may elect; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period shall end later than the Termination Date;

     "LIBOR Base Rate" means the rate at which deposits in the requested aggregate amount and maturity are offered to BNY by prime banks in the London Interbank Market as of 11:00 a.m. London time, on the second Business Day prior to the applicable Interest Period, such rate being adjusted for the cost of reserve requirements as prescribed by the Board of Governors of the Federal Reserve System;

     "Loan" means a loan made pursuant to Sections 2.01 and 2.02 hereof;



     "Loan Documents" means this Loan Agreement, the Notes and the Guaranty Agreement (together with any Guaranty Joinder Agreement);

     "Majority Banks" means, at any time, (i) the holders of at least 67% of the aggregate unpaid principal amount of the Notes at such time, or (ii) if no amounts are outstanding under any of the Notes, Banks having at least 67% of the aggregate amount of the Commitments at such time;

     "Note" or "Notes" means a promissory note or promissory notes, as the case may be, of the Borrowers, executed and delivered as provided in Section
2.03 hereof;

     "Prime Loan" means a Loan bearing interest based on the Prime Rate;

     "Prime Rate" means the rate of interest per annum as announced publicly in New York City by BNY as its prime commercial lending rate in effect from time to time, which is not necessarily the best or lowest rate of interest offered by BNY to its customers;

     "Subordinated Debt" means (i) the indebtedness of up to $55,000,000.00 incurred by Airgas pursuant to the terms of the Senior Subordinated Note Purchase Agreements, the repayment of which is subordinated to the repayment of the indebtedness of Airgas to the Banks hereunder on terms described in the Senior Subordinated Note Purchase Agreements, (ii) indebtedness incurred by Airgas on substantially the terms and conditions as provided in the Confidential Direct Placement Memorandum set forth as Schedule 5 attached hereto and subordinated to the obligations of the Borrowers and the Guarantee Subsidiaries under the Loan Documents on terms substantially similar to the terms of subordination under the Subordinated Note Purchase Agreements, provided that no Event of Default specified in Article VIII hereof, nor any event which upon notice or lapse of time or both, would constitute such an Event of Default, exists immediately prior to or would exist immediately after such indebtedness is incurred, and (iii) additional subordinated indebtedness incurred by Airgas provided that (A) no Event of Default specified in Article VIII hereof, nor any event which upon notice or lapse of time or both, would constitute such an Event of Default, exists immediately prior to or would exist immediately after such additional subordinated indebtedness is incurred and (B) all of the terms and conditions of such additional subordinated indebtedness (including the terms relating to the subordination of such indebtedness to the indebtedness of Airgas hereunder) are consented to by the Majority Banks prior to the time such indebtedness is incurred; provided, however, the aggregate outstanding principal balance of all indebtedness referred to in subsections (i), (ii) and (iii) of this definition shall not exceed $105,000,000.00 at any one time;

     "Termination Date" means July 1, 1996;

     "Unutilized Commitments" means, at any time, the excess of (i) the aggregate Commitments at such time over (ii) the aggregate outstanding principal balance of the Loans at such time; and

     "Valuable Transfer" means (i) all loans, advances or capital contributions made to or for the benefit of Holdings with any Loan (or with any proceeds thereof), (ii) all debt securities or other obligations of Holdings acquired from Holdings, retired by Holdings or collateralized by Holdings with any Loan (or with any proceeds thereof), (iii) the fair market value of all property acquired with any Loan (or with any proceeds thereof) and transferred, absolutely and not as collateral, to Holdings and (iv) all


equity securities of Holdings acquired from Holdings with any Loan (or with any proceeds thereof).

     1.02 All capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Existing Loan Agreement, as in effect as of the date hereof (the "Incorporated Definitions"). The incorporation by reference to the Existing Loan Agreement of the Incorporated Definitions pursuant to this Section 1.02 shall survive the termination of the Existing Loan Agreement. For purposes of the incorporation of the Incorporated Definitions pursuant to this Section 1.02, all references in the Incorporated Definitions to the "Agent" shall be deemed to refer to the Administrative Agent hereunder, all references in the Incorporated Definitions to a "Bank" or the "Banks" shall be deemed to refer to one or more of the Banks hereunder, all references in the Incorporated Definitions to the "Majority Banks" shall be deemed to refer to the Majority Banks hereunder, all references in the Incorporated Definitions to a "Guarantee Subsidiary" or the "Guarantee Subsidiaries" shall be deemed to refer to one or more of the Guarantee Subsidiaries hereunder, all references in the Incorporated Definitions to the "Loan Agreement," or any similar references, shall be deemed to refer to this Loan Agreement, all references in the Incorporated Definitions to a "Note" or the "Notes" shall be deemed to refer to one or more of the Notes issued pursuant to Section 2.03 hereof and all references in the Incorporated Definitions to a "Loan Document" or the "Loan Documents," or any similar references, shall be deemed to refer to one or more of the Loan Documents as defined in Section 1.01 hereof.

     1.03 All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

                           ARTICLE II

                         Revolving Loans

     2.01 Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank, severally and not jointly, agrees to make Loans to the Borrowers, or either of them, at any time or from time to time on or after the date hereof and until the Termination Date, in an aggregate principal amount at any time outstanding not exceeding the amount of its then applicable Commitment; provided that, at no time shall the aggregate principal balance of all outstanding Loans made by all of the Banks exceed the aggregate Commitments of all of the Banks. The Borrowers may borrow, repay and reborrow hereunder on or after the date hereof and prior to the Termination Date, subject to the terms, provisions and limitations set forth herein.

     2.02 (a) The Loans made by the Banks on any one date shall be in a minimum aggregate principal amount of $1,500,000.00 or in an integral multiple of $100,000.00 in excess thereof. Loans shall be made ratably from the Banks in accordance with their respective Commitments; provided, however, that the failure of any Bank to make its Loan shall not in itself relieve any other Bank of its obligation to lend hereunder. The initial Loan by each Bank shall be made against delivery to such Bank of an appropriate Note, payable to the order of such Bank, as referred to in Section 2.03 hereof. In the event any Bank shall fail to make a Loan to the Borrowers in accordance with the terms hereof, any other Bank may, but shall not be obligated to, make such Loan to the Borrowers.



     (b) Each Loan shall be either a Eurodollar Loan or a Prime Loan (or a combination thereof) as the Borrowers may request subject to and in accordance with this Section. Subject to other provisions of this Section and the provisions of Section 3.02 hereof, Loans of more than one type may be outstanding at the same time.

     (c) The Borrowers shall give the Administrative Agent prior written, telefax or telephonic notice, no later than the Business Day of the proposed borrowing in the case of a Prime Loan, and no later than three Business Days prior to the Business Day of the proposed borrowing in the case of a Eurodollar Loan, of each borrowing under Section 2.01 hereof. In each case, such notice shall be irrevocable and shall specify the aggregate amount of the proposed borrowing and the date thereof (which shall be a Business Day). Such notice, to be effective, must be received by the Administrative Agent not later than 10:00 a.m. (or 11:00 a.m. with respect to a Eurodollar Loan), New York City time, on the Business Day specified for a borrowing consisting of a Prime Loan and on the third Business Day prior to the date specified for a borrowing consisting of a Eurodollar Loan. Such notice shall specify whether the Loan then being requested is to be (or what portion or portions thereof are to be) a Prime Loan or a Eurodollar Loan and, if such Loan or any portion or portions thereof is to be a Eurodollar Loan, the Interest Period with respect thereto. If no election is specified in such notice, such Loan (or the portion thereof as to which no election is specified) shall be a Prime Loan. The Administrative Agent shall promptly on the same day provide the Banks notice that it has received notice from the Borrowers pursuant to this paragraph. On the borrowing date specified in such notice, each Bank shall make its ratable share of the borrowing available to the Borrowers at Bank of New York ABA No. 021-0000-18 Agency Function Administration Account No. 8900065508 reference: Airgas, Inc., no later than 3:00 p.m., New York City time, in Federal or other immediately available funds.

     (d) Notwithstanding any provision to the contrary in this Loan Agreement, the Borrowers shall not in any notice of borrowing under this
Section 2.02 request any Eurodollar Loan which, if made, would result in an aggregate of more than nine (9) separate Eurodollar Loans of any Bank being outstanding hereunder at any one time. For purposes of the foregoing, (i) Eurodollar Loans made ratably by the Banks pursuant to a discrete borrowing, conversion or continuation request shall be considered a single Loan and (ii) Eurodollar Loans having different Interest Periods, regardless of whether they commence or expire on the same date, shall be considered separate Loans. The Borrowers may continue any Eurodollar Loan, or convert all or any part of any Prime Loans or Eurodollar Loans into Loans of another type, in accordance with
Section 3.02 hereof and subject to the limitations set forth therein.

     2.03 The Loans by each Bank shall be evidenced by a Note duly executed on behalf of each of the Borrowers, dated the date hereof, in substantially the form of Exhibit D attached hereto, payable to the order of such Bank in a principal amount equal to the Commitment of such Bank. Each Note shall bear interest from its date on the outstanding principal balance thereof as set forth in Section 2.04 hereof. The aggregate unpaid principal amount of the Loans of each Bank at any time shall be the principal amount owing on the Note of such Bank at such time. The principal amount of each Loan, as evidenced by a Note, shall be due and payable on the Termination Date. All accrued and unpaid interest on the outstanding principal balance of each Note shall be payable as provided in Section 2.04 and Section 3.03(c) hereof; provided that, if any such day is not a Business Day, such interest shall be payable on the next succeeding Business Day (unless, in case of a Eurodollar Loan, the same would fall in a succeeding month, in which case such principal shall be

payable on the first preceding Business Day). All payments under the Notes shall be made in accordance with Section 3.07 hereof.

     2.04 (a) Subject to the provisions of Section 3.01 hereof, each Prime Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 days) equal to the Prime Rate. Interest shall be payable on each Prime Loan quarterly on each Interest Payment Date, commencing with the first of such dates to occur after the date of such Prime Loan, and on the Termination Date or the date of conversion of such Prime Loan to a Eurodollar Loan.

     (b) Subject to the provisions of Section 3.01 hereof, each Eurodollar Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the LIBOR Base Rate plus the Applicable Margin. Interest shall be payable on each Eurodollar Loan on each applicable Interest Payment Date, and on the Termination Date, the date of conversion of such Eurodollar Loan to a Prime Loan or the date of continuation of such Eurodollar Loan for a subsequent Interest Period. The Administrative Agent shall determine the applicable LIBOR Base Rate for each Interest Period at 11:00 a.m., London time, or as soon as practicable thereafter, on the date when such determination is to be made in respect of such Interest Period and shall promptly and on the same day notify the Borrowers and the Banks of the LIBOR Base Rate so determined. Such determination shall be conclusive absent manifest error.

     2.05 (a) The Borrowers jointly and severally agree to pay in immediately available funds to the Administrative Agent (without offset or counterclaim), for the account of the Banks, in consideration of the Commitments hereunder, on the last day of each June, September, December and March, commencing with the first such date after the date hereof, and on the date of any reduction or termination of the Commitments of the Banks hereunder, a commitment fee (hereinafter called for the purpose of this Section 2.05(a) the "Commitment Fee") of 1/5% per annum (computed on the basis of the actual number of days elapsed in a year of 365 days) on the average daily Unutilized Commitments during the preceding period or quarter. The Commitment Fee shall commence to accrue as of the date hereof and shall cease to accrue on the earlier of the Termination Date or the date of termination of the Commitments of the Banks hereunder.

     (b) (i) The Borrowers may in full permanently terminate, or from time to time in part permanently reduce, the Commitments, in each case upon at least three Business Days' prior written, telefax or telephonic notice to the Administrative Agent. Each partial reduction of the Commitments shall be in an aggregate principal amount of $5,000,000.00 or in an integral multiple of $1,000,000.00 in excess thereof. The Administrative Agent shall promptly on the same day provide the Banks notice that it has received notice from the Borrowers pursuant to this subparagraph.

         (ii) In the case of any termination or reduction of the Commitments pursuant to subparagraph (i) above, immediately after giving effect to such termination or reduction the aggregate principal balance of all outstanding Loans made by all of the Banks shall not exceed the aggregate Commitments of all of the Banks. Each reduction in the aggregate Commitments pursuant to subparagraph (i) above shall be made ratably among the Banks in accordance with each Bank's Commitment.



                           ARTICLE III

                 Additional Provisions Regarding
                              Loans

     3.01 (a) Upon the occurrence and during the continuance of any Event of Default, the Borrowers, jointly and severally, shall on demand from time to time pay interest on the principal balance of the Loans and, to the extent permitted by law, on overdue payments of interest and any other amounts payable hereunder or under any of the other Loan Documents up to the date of actual payment (after as well as before judgment):

          (i) in the case of principal of or interest on a Loan, at a rate determined by the Administrative Agent to be 2% per annum plus the rate which would otherwise be payable under Section 2.04 hereof; and

        (ii)   in the case of any other amount payable
     hereunder or under any of the other Loan Documents (other than amounts referred to in clause (i) above), at a rate equal to 2% per annum plus the Prime Rate.

     (b) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, any Bank shall have determined that dollar deposits in the amount of the principal amount of and/or for the Interest Period for such Eurodollar Loan are not generally available to such Bank in the London Interbank Market, or that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to such Bank of making or maintaining the principal amount of such Eurodollar Loan during such Interest Period, or reasonable means do not exist for ascertaining the LIBOR Base Rate for such Eurodollar Loan for such Interest Period, such Bank shall, as soon as practicable thereafter, give written, telefax or telephonic notice of such determination to the Borrowers and to the Administrative Agent and each other Bank, and, until the circumstances giving rise to such notice no longer exist, any request by the Borrowers for a Eurodollar Loan or for conversion to or continuation of a Eurodollar Loan pursuant to Section 2.02 or 3.02 hereof shall be deemed a request for a Prime Loan. Each determination by any of the Banks hereunder shall be conclusive absent manifest error.

     3.02 The Borrowers shall have the right, at any time, upon prior written, telefax or telephonic notice to the Administrative Agent (which notice shall be irrevocable and, to be effective, must be received by the Administrative Agent not later than 11:00 a.m., New York City time, in the case of Prime Loans, on the Business Day of any conversion, and in the case of Eurodollar Loans, on the third Business Day preceding the date of any continuation or conversion), (i) to continue any Eurodollar Loan or portion thereof into a subsequent Interest Period and (ii) to convert any Loan or portion thereof into a Loan of a different type, subject to the following:

          (a) no Event of Default shall have occurred and be continuing at the time of such continuation or conversion, and the representations and warranties set forth in Article VI hereof shall be true and correct in all material respects on and as of the date of such continuation or conversion with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such


     representations and warranties expressly relate to an earlier date;

          (b) if less than all Loans at the time outstanding shall be continued or converted, such continuation or conversion shall be made pro rata among the Banks in accordance with the respective principal amounts of the Loans held by the Banks immediately prior to such continuation or conversion and the notice given to the Banks by the Borrowers shall specify the aggregate amount of Loans to be continued or converted;

          (c) in the case of a continuation or conversion of less than all Loans, the aggregate principal amount of Loans continued or converted shall not be less than $1,500,000.00 or shall be in an integral multiple of $100,000.00 in excess thereof;

          (d) each conversion or continuation shall be effected by each Bank by applying the proceeds of the new Prime Loan or Eurodollar Loan, as the case may be, to the Loan (or portion thereof) being converted or continued, and accrued interest on the Loan (or portion thereof) being converted or continued shall be paid by the Borrowers at the time of conversion or continuation, as the case may be;

          (e) if the new Loan made in respect of a conversion or continuation shall be a Eurodollar Loan, the first Interest Period with respect thereto shall commence on the date of conversion or continuation, as the case may be;

          (f) no Interest Period shall be selected by the Borrowers for a Loan converted to or continued as a Eurodollar Loan if such Interest Period is not available to the Borrowers pursuant to the terms of the definition of "Interest Period" set forth in Section 1.01 and/or pursuant to the terms of Section 3.01(b) or 3.05 hereof;

          (g)  a Eurodollar Loan may be converted to a Prime
     Loan or continued as a Eurodollar Loan for a subsequent
     Interest Period only on the last day of the Interest
     Period therefor;

          (h)  each request for a conversion to or
     continuation of a Eurodollar Loan which shall fail to state an applicable Interest Period shall be deemed to be a request for a Eurodollar Loan having an Interest Period of one (1) month duration; and

          (i) no more than nine (9) separate Eurodollar Loans shall be outstanding hereunder at any one time (it being understood that, for purposes of the foregoing,
     (i) Eurodollar Loans made ratably by the Banks pursuant to a discrete borrowing, conversion or continuation request shall be considered a single Loan and (ii) Eurodollar Loans having different Interest Periods,


     regardless of whether they commence or expire on the same date, shall be considered separate Loans).

In the event that the Borrowers shall not give notice to continue any Eurodollar Loan into a subsequent Interest Period or convert any such Loan into a Prime Loan, such Eurodollar Loan (unless repaid) shall automatically become a Prime Loan at the expiration of the then current Interest Period therefor.

     3.03 (a) The Borrowers shall have the right at any time and from time to time to prepay any Prime Loan, in whole or in part, without premium or penalty, upon prior written, telefax or telephonic notice to the Administrative Agent no later than 10:00 a.m., New York City time, on the Business Day of the proposed prepayment; provided, however, that each such partial prepayment shall be in the aggregate principal amount of at least $1,500,000.00 (or in an integral multiple of $100,000.00 in excess thereof) or the balance of such Loan, if less.

     (b) The Borrowers shall have the right to prepay any Eurodollar Loan, in whole or in part, upon at least three Business Days' prior written or telephonic notice to the Administrative Agent; provided, however, that (i) each such partial prepayment shall be in the aggregate principal amount of at least $1,500,000.00 or in an integral multiple of $100,000.00 in excess thereof and (ii) no such prepayment made before the last day of the Interest Period in effect for such Eurodollar Loan shall be permitted unless accompanied by payment of amounts specified in Section 3.06 hereof.

     (c) Each notice of prepayment shall specify the prepayment date and the principal amount to be prepaid, shall be irrevocable and shall commit the Borrowers to prepay such Loan by the amount stated therein. All prepayments under this Section shall be shared pro rata by the Banks and shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. Amounts prepaid under the Notes pursuant to this Section prior to the Termination Date shall be available to be reborrowed from the Banks under this Loan Agreement in accordance with the terms hereof.

     3.04 (a) The cost to any Bank of making or maintaining any Eurodollar Loans or of maintaining its Commitment may fluctuate as a result of imposition hereafter of, or changes hereafter in, the reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States. Accordingly, the Borrowers shall pay to each Bank such additional amount or amounts as will compensate it for the effect of such reserve requirements applicable to it, which determination shall be conclusive absent manifest error. For purposes hereof, the aforesaid reserve requirements shall include any reserve on Eurocurrency Liabilities as defined by Regulation D of said Board at the ratios provided in such Regulation D from time to time. It is hereby agreed that Eurodollar Loans made hereunder shall be deemed to constitute Eurocurrency Liabilities (as defined in such Regulation D). Such Bank shall promptly refund any amounts received by it pursuant to this Section 3.04(a) that were erroneously billed to the Borrowers together with interest thereon at the Federal Funds Rate. The provisions of this subsection shall survive termination of this Loan Agreement.

     (b) In the event that after the date hereof any change in applicable law or regulations or in the interpretation or administration thereof (including, without limitation, any request, guideline or policy not having the force of law) by any authority charged with the administration or interpretation thereof shall occur which shall:

          (i) subject any Bank to any tax with respect to any Eurodollar Loan (other than any tax on the overall net income of such Bank imposed by the United States of America or by the jurisdiction in which such Bank has its principal office or political subdivision or taxing authority therein); or

         (ii) change the basis of taxation of any payment to any Bank of principal of or interest on any Eurodollar
     Loan or fees and other amounts payable hereunder, or any combination of the foregoing; or

        (iii) impose, modify or deem applicable any reserve, deposit or similar requirement against any assets held by, deposits with or for the account of or loans or commitments by an office of such Bank as it relates to Eurodollar Loans or the Commitment of such Bank; or

         (iv) impose upon such Bank any other condition with respect to this Loan Agreement as it relates to Eurodollar Loans or the Commitment of such Bank;

and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining any Eurodollar Loan or of maintaining its Commitment or to reduce the amount of any payment (whether of principal, interest or otherwise) received or receivable by such Bank, or to require such Bank to make any payment in connection with any Eurodollar Loan by or in an amount which such Bank in its sole reasonable judgment shall deem material, then and in each such case the Borrowers agree to pay to such Bank, as provided in paragraph (c) below (but without duplication of the payments required under paragraph (a) above), such amounts as shall be necessary to compensate such Bank for such cost, reduction or payment; provided, however, that if any Bank shall request compensation under this Section 3.04(b) with respect to any Eurodollar Loan, the Borrowers may, at their option and upon written notice to the Banks, elect to convert such Eurodollar Loan of such Bank into a Prime Loan upon the payment by the Borrowers of the increased costs described above incurred prior to such conversion and any amount owing in respect of Section 3.06 hereof, it being understood that (A) for purposes of Sections 3.02 and 3.03 hereof, such Prime Loan, until the expiration of the Interest Period of the Eurodollar Loan so converted into a Prime Loan, shall be subject to prepayment or conversion or continuation only at such times and on such conditions as the Eurodollar Loan from which it was converted and (B) upon such increased costs being eliminated, or reduced by an amount deemed sufficient by the Borrowers, such Prime Loan may be reconverted into a Eurodollar Loan having an Interest Period expiring on the same date as the Eurodollar Loan previously converted into such Prime Loan; provided further, however, that if the result of any the foregoing shall be to decrease the cost to any Bank of making or maintaining any Eurodollar Loan hereunder by a material amount, then such Bank will credit to the Borrowers an amount equal to such decreased costs. Promptly after actual notice to any Bank that a change referred to in this paragraph has occurred, such Bank will give notice of such occurrence to the Borrowers and the Administrative Agent. Each Bank agrees that it will promptly refund any amounts received by it pursuant to this Section 3.04(b) that were erroneously billed to the Borrowers together with interest thereon at the Federal Funds
Rate. The provisions of this subsection shall survive termination of this Loan Agreement.



     (c) Each Bank shall promptly deliver to the Borrowers from time to time one or more certificates setting forth the amounts due to such Bank under paragraph (a) or (b) above, the reserve requirements or changes as a result of which such amounts are due and the manner of computing such amounts. Each such certificate shall be conclusive in the absence of manifest error. The Borrowers shall pay to each Bank the amounts shown as due on any such certificate within 10 days after their receipt of the same. No failure on the part of any Bank to demand compensation under paragraph (a) or (b) above on any one occasion shall constitute a waiver of its right to demand such compensation on any other occasion with respect to any other event. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of any law, regulation or other condition which shall give rise to any demand by such Bank for compensation hereunder; provided, however, if such law, regulation or other condition giving rise to such demand is determined to be invalid or inapplicable, such Bank will promptly refund any amount erroneously billed to the Borrowers together with interest thereon at the Federal Funds Rate.

     3.05 (a) Notwithstanding anything to the contrary contained elsewhere in this Loan Agreement, if any change after the date hereof in any law or regulation or in the interpretation thereof by any governmental authority charged with the administration thereof shall make it unlawful for a Bank to make or maintain a Eurodollar Loan or to effect to its obligations as contemplated hereby with respect to a Eurodollar Loan, then, by written notice to the Borrowers, such Bank may:

          (i)  declare that Eurodollar Loans will not
     thereafter be made by such Bank hereunder, whereupon the Borrowers shall be prohibited from requesting Eurodollar
     Loans from such Bank hereunder unless such declaration is subsequently withdrawn; and

         (ii) require that all outstanding Eurodollar Loans made by it be converted to Prime Loans, whereupon all of such Eurodollar Loans shall be automatically converted to Prime Loans as of the effective date of such notice as provided in paragraph (b) below (notwithstanding the provisions of Section 3.07 hereof but subject to the provisions of Section 3.06 hereof).

     (b) For purposes of this Section 3.05, a notice to the Borrowers by any Bank pursuant to paragraph (a) above shall be effective with respect to outstanding Eurodollar Loans, if lawful, on the last day of the then current Interest Period; in all other cases, such notice shall be effective on the date of receipt by the Borrowers.

     3.06 The Borrowers shall reimburse each Bank on demand for any actual out-of-pocket loss incurred by it in the reemployment of the funds released by any prepayment or conversion of any Eurodollar Loan required or permitted by any other provision of this Loan Agreement if such Eurodollar Loan is prepaid or converted other than on the last day of any Interest Period for such Eurodollar Loan or upon any failure by the Borrowers to borrow or convert or continue any Eurodollar Loan. Determinations by any Bank under this Section
3.06 shall be conclusive absent manifest error. The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of this Loan Agreement.



     3.07 All payments and prepayments of principal, interest and fees (other than the fees payable to the Administrative Agent or the Agent pursuant to
Section 7.01(d) hereof), subject to distinctions in the interest rates applicable to any Loans as a consequence of the application of Section 3.04(b) or Section 3.05 hereof, shall be made pro rata among the Banks in accordance with the then outstanding principal amount of the Notes (or in accordance with the Commitments if there are no amounts then outstanding under the Notes). All payments by the Borrowers hereunder and under the Notes shall be made to the Administrative Agent at its offices at New York City, for the account of each Bank in dollars in Federal or other immediately available funds by 11:00 a.m. New York City time, on the date on which such payment shall be due. All payments received by the Administrative Agent for the account of a Bank shall be promptly on the same day remitted by the Administrative Agent to such Bank. Upon receipt by a Bank of more than its pro rata share of any such payment, whether voluntary or involuntary, it is hereby agreed among the Banks and the Borrowers that the Bank receiving such excess payment (the "Receiving Bank") shall be obligated to pay to the other Banks for application to the obligations owing to such Bank hereunder, under such Bank's Note and under the other Loan Documents an amount necessary to reduce the outstanding balances on such obligations owing to such Bank to the balances that would be outstanding on such obligations owing to such Bank if the Receiving Bank had not received more than its pro rata share of such payment; provided, however, that in the event any amount paid by any Receiving Bank to any other Bank pursuant to the immediately preceding sentence is rescinded or must otherwise be returned by the Receiving Bank, each other Bank shall, upon request of the Receiving Bank, repay to the Receiving Bank the amount so paid by the Receiving Bank to such Bank, with interbank compensation representing interest and adjustment penalty for the period commencing on date such payment is returned by the Receiving Bank until the date the Receiving Bank receives such repayment at the Federal Funds Rate. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid in full.

     3.08 In the event that any Bank shall have determined that the adoption hereafter of or any change hereafter in any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or by any court, or compliance by such Bank (or any lending office of such Bank) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or on the capital of such Bank's holding company as a consequence of its obligations hereunder to a level below that which such Bank or such Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies or the policies of such Bank's holding company, as the case may be, with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time the Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank's holding company for any such reduction suffered. Within a reasonable time after making a request for such additional amount hereunder, such Bank will furnish to the Borrowers a statement certifying the amount of such reduction and describing the event giving rise to such reduction, which determination shall be conclusive absent manifest error. Failure on the part of such Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Bank's rights to demand compensation for any increased costs


or reduction in amounts received or receivable or reduction in return on capital in such period or in any other period. The protection of this Section
3.08 shall be available to the Bank regardless of any possible conflict or invalidity or inapplicability of the law, regulation or condition which shall have been impaired. The provisions of this Section 3.08 shall remain operative and in full force and effect regardless of the expiration of this Loan Agreement.

     3.09 Notwithstanding any other provision to the contrary contained in this Loan Agreement or the Notes, the liability of Holdings with respect to the Borrowers' Obligations shall not exceed Holdings' Maximum Obligated Amount as determined at the earlier of the date of the commencement of a case under the U.S. Bankruptcy Code in which Holdings is a debtor or the date enforcement is sought against Holdings under Section 8.01 hereof with respect to the Borrowers' Obligations.

                           ARTICLE IV

             Conditions Precedent as of Closing Date

     4.01 The obligations as of the Closing Date of the Banks to make any Loans are subject to the conditions precedent that the Administrative Agent shall have received on or before such day the following, in form and substance satisfactory to the Administrative Agent:

          (a)  fully executed copies of this Loan Agreement
     (including exhibits) and the Notes;

          (b)  a fully executed copy of the Guaranty Agreement;

          (c) resolutions of the directors of each Credit Party and the shareholders of each Credit Party (other than Airgas) certified by an officer of such Credit Party as of the Closing Date, authorizing the execution, delivery and performance of the documents described in subparagraphs (a) and (b) above to be executed by each such Credit Party;

          (d) a certificate of the corporate secretary or an assistant secretary of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to sign the documents described in subparagraphs (a) and (b) above on behalf of such Credit Party and the other documents to be delivered hereunder;

          (e) (i) the charter documents of Airgas Breathing Air Systems, Inc. and Post Airgas, Inc. certified as of the Closing Date by the Secretary of State of each such corporation's state of incorporation and (ii) a certificate of the corporate secretary or an assistant secretary of each other Credit Party, certifying that the charter documents and bylaws of such Credit Party previously delivered to NationsBank in its capacity as agent under the Existing Loan Agreement (and/or any prior agreement restated by the Existing Loan Agreement) have not been amended since August 30, 1994 and through the Closing Date except as provided therein;





          (f) certificates of good standing for each of Airgas Breathing Air Systems, Inc. and Post Airgas, Inc., issued as of a recent date by the applicable jurisdiction of incorporation and each other jurisdiction where any such corporation by the nature of its business, is required to qualify as a foreign corporation;

          (g) the favorable opinion of Messrs. McCausland, Keen & Buckman, counsel to the Credit Parties, substantially in the form of Exhibit E hereto; and

          (h) such other information and documents as the Administrative Agent may reasonably request.


                            ARTICLE V

                      Conditions of Lending

     5.01 The obligations of the Banks to make any Loans are subject to the satisfaction of the conditions precedent set forth in Article IV hereof on the Closing Date and to the satisfaction of the following further conditions:

          (a) proper notice of such Loan shall have been given in accordance with Section 2.02(c) hereof;

          (b) the representations and warranties of the Credite Parties set forth in Article VI hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date;

          (c) at the time of and immediately after giving effect to each such Loan, no Event of Default, or any event which upon notice or lapse of time or both would constitute an Event of Default, shall have occurred and be continuing; and

          (d) at the time of and immediately after giving effect to such Loan, the aggregate principal balance of all outstanding Loans made by all of the Banks shall not exceed the aggregate Commitments of all of the Banks.

     5.02 Each borrowing hereunder shall be deemed to be a representation and warranty by each of the Borrowers on the date of such borrowing as to the matters specified in Sections 5.01(b), (c) and (d) hereof.

                           ARTICLE VI

                 Representations and Warranties

     6.01  Each of the Borrowers represents and warrants that:





     (a) each of the Credit Parties is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly authorized and qualified to carry on its business in the manner now being conducted by it in states in which failure to so qualify would or might have a material adverse effect on the business or operations of such Credit Party;

     (b) each of the Credit Parties has the legal power and authority to own its properties and assets and to carry on its businesses as now being conducted and as contemplated by this Loan Agreement and the other Loan Documents;

     (c) each of the Credit Parties has the power and authority to execute, deliver and perform the Loan Documents to which such Credit Party is a party;

     (d) when executed and delivered, the Loan Documents will be valid and binding obligations of each Credit Party executing such Loan Documents and will be enforceable in accordance with their respective terms;

     (e)  the execution, delivery and performance of the Loan Documents:

          (i) have been duly authorized by all requisite corporate action of each Credit Party executing such Loan
     Documents required for the lawful creation and issuance thereof;

         (ii) do not violate any material provision of law, any order of any court or other agency of government or the corporate charter, certificate of incorporation or by-laws of any Credit Party, or any provisions of any indenture, agreement or other instrument to which such Credit Party or its properties or assets are or will become bound;

        (iii) will not be in conflict with, result in a breach of or constitute an event of default or an event which, upon notice or lapse of time, or both, would constitute such an event of default under any indenture, agreement or other instrument to which such Credit Party is a party; and

         (iv) do not and will not result in the creation of any lien on any assets of any Credit Party;

     (f) all of the direct and indirect Subsidiaries of Airgas as of the Closing Date are set forth in Exhibit F attached hereto;

     (g) except as set forth in Exhibit G attached hereto, as of the Closing Date neither Airgas nor any of its Subsidiaries owns any interest in any Person;

     (h) the audited consolidated balance sheet, income statement and statement of cash flows of Airgas and its Subsidiaries prepared as of June 30, 1994, copies of each of which have been furnished to each Bank, fairly present the assets, liabilities and financial condition of Airgas and its Subsidiaries as at the date thereof, all in accordance with Generally Accepted Accounting Principles, and since such date to and including the date of this Loan Agreement there has been no material adverse change in such condition or in


the operations of Airgas and its Subsidiaries taken as a whole;

     (i) none of Airgas or its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used whether directly or indirectly, incidentally or ultimately (i) to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or to refund indebtedness incurred for such purpose, or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including without limitation Regulation G, U, T or X thereof. If requested by the Administrative Agent, each Borrower agrees that it will (and will cause each of its Subsidiaries to) furnish to the Banks a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U; and

     (j) no consent, approval or authorization of, or filing, registration or qualification with, any governmental agency, authority, instrumentality or regulatory body on the part of any Credit Party is required in conjunction with the execution, delivery or performance by the Credit Parties, or for the validity or enforceability, of the Loan Documents.

     6.02 Each of the Borrowers hereby agrees that the representations and warranties contained in Article XI (other than any of the representations and warranties set forth in Section 11.01(a), (b), (c), (d), (e), (g), (h), (i),
(m) or (u)) of the Existing Loan Agreement, as in effect as of the date hereof (the "Incorporated Representations"), are hereby incorporated by reference and shall be as binding on the Borrowers as if set forth fully herein. The incorporation by reference to the Existing Loan Agreement of the Incorporated Representations pursuant to this Section 6.02 shall survive the termination of the Existing Loan Agreement. For purposes of the incorporation of the Incorporated Representations pursuant to this Section 6.02, all references in the Incorporated Representations to the "Agent" shall be deemed to refer to the Administrative Agent hereunder, all references in the Incorporated Representations to a "Bank" or the "Banks" shall be deemed to refer to one or more of the Banks hereunder, all references in the Incorporated Representations to the "Majority Banks" shall be deemed to refer to the Majority Banks hereunder, all references in the Incorporated Representations to a "Guarantee Subsidiary" or the "Guarantee Subsidiaries" shall be deemed to refer to one or more of the Guarantee Subsidiaries hereunder, all references in the Incorporated Representations to the "Loan Agreement," or any similar references, shall be deemed to refer to this Loan Agreement, all references in the Incorporated Representations to a "Note" or the "Notes" shall be deemed to refer to one or more of the Notes issued pursuant to Section 2.03 hereof and all references in the Incorporated Representations to a "Loan Document" or the "Loan Documents," or any similar references, shall be deemed to refer to one or more of the Loan Documents as defined in Section 1.01 hereof.

                           ARTICLE VII

                            Covenants

     7.01 Each of the Borrowers covenants and agrees with the Banks, the Agent and the Administrative Agent that, so long as this Loan Agreement shall remain in effect or the principal of or interest on any Note or any other expense or amount payable hereunder remains unpaid, and until the Commitments



are terminated, unless the Majority Banks shall otherwise consent in writing, it will and will cause each of its Subsidiaries to:

     (a) use the proceeds of the Loans for the purposes set forth in RECITAL A hereof;

     (b) defend, indemnify and hold harmless the Banks, the Administrative Agent, their employees, agents, officers, affiliates and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses (including without limitation attorney and consultant fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to any acquisition permitted by, and/or financed with the proceeds of any borrowings made pursuant to, this Loan Agreement, including, without limitation, all claims of the seller or sellers of any acquired company;

     (c) deliver to the Banks forthwith, upon any Executive Officer of Airgas obtaining knowledge of an Event of Default or an event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both, a certificate of the chief financial officer or other Executive Officer of Airgas specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto;

     (d) pay (i) to the Administrative Agent the fees set forth, and at the times specified, in the letter agreement of even date herewith between BNY and the Borrowers and (ii) to the Agent the fees set forth, and at the times specified, in the letter agreement of even date herewith between NationsBank and the Borrowers;

     (e) execute any and all further documents, agreements and instruments, and take all further actions which may be required under applicable law, or which the Majority Banks may reasonably request, in order to effectuate the transactions contemplated by this Loan Agreement; and

     (f) cause (i) each of Mauritius Industrial Gases, Inc., Poligaz, S.A. and Airgas Polska sp. z oo at such time as any such Subsidiary shall have total assets of at least $3,000,000 and (ii) each other Subsidiary hereafter acquired by any Credit Party prior to the Termination Date (A) to become a Guarantee Subsidiary pursuant to a Guaranty Joinder Agreement and (B) to deliver to the Administrative Agent such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified corporate resolutions and other corporate documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the obligations of such Subsidiary under the Guaranty Agreement); provided, however, with respect to any such Subsidiary described above which is a Canadian Subsidiary (1) such Canadian Subsidiary shall not be obligated to so guarantee the obligations of the Borrowers during the 90 day period immediately succeeding the date of acquisition of such Canadian Subsidiary and (2) if, subsequent to such Canadian Subsidiary becoming a Guarantee Subsidiary pursuant to a Guaranty Joinder Agreement, any Canadian Lender has agreed to provide financing to such Canadian Subsidiary to provide for the working capital, capital expenditure, acquisition costs and/or letter of credit needs of such Canadian Subsidiary, then, promptly upon the request of the Borrowers, the Administrative Agent (on behalf of the Banks) shall thereupon release such Canadian Subsidiary from the Guaranty Agreement.



The provisions of subsection (b) of this Section 7.01 shall remain operative and in full force and effect regardless of the expiration of this Loan Agreement, notwithstanding anything to the contrary set forth in this Loan Agreement or any other of the Loan Documents.

     7.02 Each of the Borrowers hereby agrees that the affirmative and negative covenants contained in Articles XII and XIII of the Existing Loan Agreement, as in effect as of the date hereof (the "Incorporated Covenants"), are hereby incorporated by reference and shall be as binding on the Borrowers as if set forth fully herein, except that, for purposes hereof, Exhibit Q to the Existing Loan Agreement referred to in Section 13.01(a)(ii) of the Existing Loan Agreement shall be deemed to refer to Exhibit H attached hereto.

The incorporation by reference to the Existing Loan Agreement of the Incorporated Covenants pursuant to this Section 7.02 shall survive the termination of the Existing Loan Agreement. For purposes of the incorporation of the Incorporated Covenants pursuant to this Section 7.02, all references in the Incorporated Covenants to the "Agent" shall be deemed to refer to the Administrative Agent hereunder, all references in the Incorporated Covenants to a "Bank" or the "Banks" shall be deemed to refer to one or more of the Banks hereunder, all references in the Incorporated Covenants to the "Majority Banks" shall be deemed to refer to the Majority Banks hereunder, all references in the Incorporated Covenants to a "Guarantee Subsidiary" or the "Guarantee Subsidiaries" shall be deemed to refer to one or more of the Guarantee Subsidiaries hereunder, all references in the Incorporated Covenants to the "Loan Agreement," or any similar reference, shall be deemed to refer to this Loan Agreement, all references in the Incorporated Covenants to a "Note" or the "Notes" shall be deemed to refer to one or more of the Notes issued pursuant to Section 2.03 hereof and all references in the Incorporated Covenants to a "Loan Document" or the "Loan Documents," or any similar reference, shall be deemed to refer to one or more of the Loan Documents as defined in Section 1.01 hereof.

     7.03 The covenants of Airgas (i) contained in Section 10 of each of the Senior Subordinated Note Purchase Agreements, as such covenants may be amended or modified from time to time and (ii) contained in any documentation evidencing or executed in connection with any other Subordinated Debt as such documents may be amended or modified from time to time, are (until termination of the applicable Subordinated Note Purchase Agreement or the applicable documentation evidencing or executed in connection with such other Subordinated Debt, as the case may be) hereby incorporated herein by reference and shall be as binding on the Borrowers as if set forth fully herein.


                          ARTICLE VIII

               Events of Default and Acceleration

     8.01 If any of the following events (the "Events of Default") shall occur and be continuing:

     (a) (i) the failure of the Borrowers to make when due any payment of interest, fees or other amounts required by this Loan Agreement and/or any of the other Loan Documents (other than a payment of principal) and the continuation of such failure for five (5) days; or (ii) the failure of the Borrowers to make when due any payment of principal required by this Loan Agreement and/or any of the Notes;



     (b) the failure of any Credit Party to comply with any other terms and conditions in this Loan Agreement (including without limitation any covenant incorporated herein by reference pursuant to Section 7.02 or Section 7.03 hereof) or the other Loan Documents within 30 days after the earlier to occur of (i) written notice from the Administrative Agent specifying the default and requesting that it be remedied; or (ii) an Executive Officer of Airgas becomes aware of such violation;

     (c) any representation or warranty made by the Credit Parties, or any of them, herein (including without limitation any representation or warranty incorporated herein by reference pursuant to Section 6.02 hereof) or in any of the other Loan Documents or in any certificate, statement or report heretofore or hereafter made (or deemed made pursuant to Article V hereof) shall be untrue in any material respect when made (or deemed made);

     (d)  an event of default shall occur under any of the other Loan
Documents; or

     (e) the occurrence of an "Event of Default" under and as defined in the Existing Loan Agreement, as in effect as of the date hereof, which "Events of Default" (the "Incorporated Events of Default"), are hereby incorporated herein by reference and shall be as binding on the Borrowers as if set forth fully herein, such incorporation by reference to survive termination of the Existing Loan Agreement. For purposes of the incorporation of the Incorporated Events of Default pursuant to this Section 8.01(e), all references in the Incorporated Events of Default to the "Agent" shall be deemed to refer to the Administrative Agent hereunder, all references in the Incorporated Events of Default to a "Bank" or the "Banks" shall be deemed to refer to one or more of the Banks hereunder, all references in the Incorporated Events of Default to the "Majority Banks" shall be deemed to refer to the Majority Banks hereunder, all references in the Incorporated Events of Default to a "Guarantee Subsidiary" or the "Guarantee Subsidiaries" shall be deemed to refer to one or more of the Guarantee Subsidiaries hereunder, all references in the Incorporated Events of Default to the "Loan Agreement," or any similar references, shall be deemed to refer to this Loan Agreement, all references in the Incorporated Events of Default to a "Note" or the "Notes" shall be deemed to refer to one or more of the Notes issued pursuant to Section 2.03 hereof and all references in the Incorporated Events of Default to a "Loan Document" or the "Loan Documents," or any similar references, shall be deemed to refer to one or more of the Loan
Documents as defined in Section 1.01 hereof;

then, during the continuance of any such event (other than an event described in Section 14.01(d) of the Incorporated Events of Default), the Administrative Agent may and shall upon request of any Bank with respect to an event described in subparagraph (a) above or upon the request of the Majority Banks with respect to any other Event of Default (other than an event described in Section 14.01(d) of the Incorporated Events of Default), by written notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments of all the Banks hereunder; (ii) declare the Notes and all fees and other amounts payable hereunder to be forthwith due and payable, whereupon the Notes, both as toprincipal and interest, and all fees and other amounts payable hereunder, shall become forthwith due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Borrowers, anything contained herein or in the Notes to the contrary notwithstanding; and (iii) pursue any other remedy under this Loan Agreement or any other Loan Document or otherwise; and, in any event described in

Section 14.01(d) of the Incorporated Events of Default, the Commitments of all the Banks hereunder shall automatically terminate and the Notes, both as to principal and interest, and all fees and other amounts payable hereunder, shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Borrowers, anything contained herein or in the Notes to the contrary notwithstanding, and the Administrative Agent may pursue any other remedy under this Loan Agreement or any other Loan Document or otherwise.

                           ARTICLE IX

                    The Administrative Agent

     9.01 Each Bank hereby irrevocably designates and appoints the Administrative Agent as the agent of such Bank under this Loan
Agreement and the other Loan Documents, and each Bank hereby irrevocably authorizes the Administrative Agent, as the agent for such Bank, to take such action on its behalf under the provisions of this Loan Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Loan Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Loan Agreement, or any of the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Loan Agreement or the other Loan Documents or otherwise exist against the Administrative Agent.

     9.02 The Administrative Agent may execute any of its duties under this Loan Agreement or the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     9.03 Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with any of the Loan Documents (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Credit Parties contained in any of the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Loan Documents or the enforceability or sufficiency of any of the Loan Documents, or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any of the Loan Documents or to inspect the properties, books or records of the Credit Parties.

     9.04 The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been given, signed, sent


or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any of the Loan Documents unless it shall first receive such advice or concurrence of the Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Loan Documents in accordance with a request of the Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

     9.05 The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default (or of any event or condition which, upon notice or lapse of time, or both, would constitute such an Event of Default) unless the Administrative Agent has received notice from a Bank or a Credit Party referring to the applicable Loan Document and describing such Event of Default (or other such event or condition). In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Event of Default (or other event or condition) as shall be directed in accordance with Section 8.01 or Section 10.05 hereof; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default (or other event or condition) as it shall deem advisable in the best interests of the Banks.

     9.06 Each Bank expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any affiliate thereof hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each of the Credit Parties and made its own decision to make its Loans hereunder and enter into this Loan Agreement. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or the other Banks, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Loan Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Credit Parties which may come into the


possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     9.07 The Banks agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers, or either of them, and without limiting the obligation of the Borrowers, and each of them, to do so), ratably according to the respective amounts outstanding to the Borrowers, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct; provided, further, no Bank shall be obligated for the ratable share of such indemnity obligations of any other Bank. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

     9.08 BNY and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any of the Credit Parties as though BNY were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and the Note issued to it, BNY shall have the same rights and powers under this Loan Agreement as any Bank and may exercise the same as though it were not the Administrative Agent.

     9.09 The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrowers and may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Administrative Agent, then the retiring Administrative Agent shall select a successor Administrative Agent provided such successor Administrative Agent is a commercial bank organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $400,000,000.00. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Loan Agreement and the other Loan Documents. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Loan Agreement and the other Loan Documents.

     9.10 Except as otherwise expressly provided for herein, the Agent, in its capacity as such, shall have no duties or obligations under this Loan Agreement or any of the other Loan Documents.



                            ARTICLE X

                          Miscellaneous

     10.01 All notices, requests and demands to or upon the respective parties hereto shall be conclusively deemed to have been received by such party hereto and be effective on the day on which delivered to such party at the address set forth below or to such other address as such party shall specify to the other parties hereto in writing, or, if sent prepaid by registered mail, on the third day after the day on which mailed, addressed to such party at such address:

          (a)  if to the Borrowers:

               Airgas, Inc.
               Airgas Holdings, Inc.
               Five Radnor Corporate Center, Suite 550
               100 Matsonford Road
               Radnor, Pennsylvania  19087
               Attention:  Britton H. Murdoch

               [Courtesy Copy to:

                    McCausland, Keen & Buckman
                    Five Radnor Corporate Center, Suite 500
                    100 Matsonford Road
                    Radnor, Pennsylvania  19087
                    Attention:  Melvin J. Buckman, Esq.]

          (b)  if to the Banks

               (i)  NationsBank of North Carolina, N.A.
                    NationsBank Corporate Center, 8th Floor
                    Charlotte, North Carolina  28255
                    Attention:  M. Gregory Seaton
                                Eastern Corporate Group

               (ii) The Bank of New York
                    One Wall Street
                    New York, New York  10286
                    Attention:  Michael V. Flannery, Jr.

          (c)  if to the Administrative Agent

               The Bank of New York
               One Wall Street, 18th North
               New York, New York  10286
               Attention: Ms. Kalyani Bose

               Telephone: 212/635-4693
               Fax: 212/635-6365









     10.02 No failure or delay on the part of any of the Banks or the Administrative Agent in the exercise of any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver of any such right, power or privilege nor shall any such failure or delay preclude any other or further exercise thereof. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

     10.03 All covenants, agreements, representations and warranties made herein and in the other Loan Documents shall survive the making by the Banks of the Loans and the execution and delivery to the Banks of the Loan Documents and shall continue in full force and effect so long as any of the indebtedness of any of the Borrowers to the Banks or any obligations of the Banks under the Commitments remain outstanding. Whenever in this Loan Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party and all covenants, provisions and agreements by or on behalf of the Credit Parties, and each of them, which are contained in the Loan Documents shall inure to the benefit of the successors and assigns of the Banks.

     10.04 The Borrowers jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Agent in connection with the preparation, execution and delivery of the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of Moore & Van Allen, PLLC, special counsel to the Administrative Agent and the Agent, and out-of-pocket costs and expenses of the Banks in connection with the enforcement of this Loan Agreement and the other Loan Documents and to hold the Banks harmless from any and all such costs, expenses and liabilities. In addition, the Borrowers jointly and severally agree to pay to each Bank an amendment fee of not less than $3,000.00 on the effective date of each agreement hereafter entered into among the Borrowers and the Banks (or the Administrative Agent on behalf of the Banks) effecting any material amendment, modification or waiver of the terms of this Loan Agreement, including without limitation any such agreement relating to any provision set forth in Article V, Article VI, Article VII or Article VIII hereof. The provisions of this Section shall survive the termination of this Loan Agreement.

     10.05 With the written consent of the Majority Banks, the Administrative Agent and the Borrowers may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Loan Agreement, the Notes or any of the other Loan Documents or changing in any manner the rights of the Banks or of the Borrowers hereunder or thereunder, and with the consent of the Majority Banks the Administrative Agent on behalf of the Banks may execute and deliver to the Borrowers a written instrument waiving, on such terms and conditions as the Administrative Agent or Majority Banks may specify in such instrument, any of the requirements of this Loan Agreement or any other Loan Document or any Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) extend the maturity of any Note, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, or change the amount or term of any Commitment, or change the amount or time for payment of the Commitment Fee, or amend, modify or waive any provision of this Section 10.05 or reduce the percentage specified in the definition of "Majority Banks" set forth in
Section 1.01 hereof, or amend, modify or waive any provision of any Loan Document requiring action or approval by all of the Banks, or waive an Event of Default specified in Section 8.01(a) hereof, or consent to the assignment


or transfer by either Borrower of any of its rights and obligations under this Loan Agreement, or release either Borrower from its obligations under this Loan Agreement or release any Guarantee Subsidiary from its obligations under the Guaranty Agreement (except as otherwise permitted by such Section 7.01(f) hereof), or amend, modify or waive any provision of the Loan Documents if such amendment, modification or waiver would have the effect of releasing any collateral security (including, without limitation, any guarantee) granted thereby or the obligations to the Administrative Agent, the Agent and the Banks of the parties thereof, in each case without the written consent of all the Banks, (b) amend, modify or waive any provision of Article IX hereof (other than Section 9.10 hereof) without the written consent of the then Administrative Agent or (c) amend, modify or waive the terms of Section 9.10 hereof without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Borrowers, and each of them, the Banks, the Agent, the Administrative Agent and all future holders of the Notes. In the case of any waiver of the requirements of this Loan Agreement, any other Loan Document or the Notes, the parties thereto shall be restored to their former position and rights thereunder, and any Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.

     10.06 Except as otherwise provided for hereunder, interest, fees and premiums hereunder shall be computed on the basis of a three hundred sixty-five (365) day year for the actual number of days in the billing period.

     10.07 Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 8.01 hereof to authorize the Administrative Agent to declare the Notes and all other obligations owing to the Banks, the Administrative Agent and the Agent hereunder and under the other Loan Documents due and payable pursuant to the provisions of Section 8.01 hereof, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing at such Bank to or for the credit or the account of either of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Loan Agreement, the Notes and the other Loan Documents and although such obligations may be unmatured.

     10.08 Except as otherwise provided for hereunder, should any installment or other payment of the principal of or interest on the Notes become due and payable on other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day thereafter and in the case of an installment of principal, interest shall be payable thereon at the rate per annum herein specified during such extension.

     10.09 This Loan Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Loan Agreement to produce or account for more than one such counterpart.








     10.10 (a) Any Bank may, at any time upon written notice thereof to the Administrative Agent and the Borrowers, transfer or assign all or any portion of the indebtedness evidenced by the Note held by such Bank and the Commitment of such Bank hereunder and all of the other rights and obligations of such Bank hereunder and under the other Loan Documents and the terms hereof shall extend to any subsequent holder of the Note; provided, however, that any assignment by a Bank hereunder shall (i) be subject to the prior written consent of Airgas, the Agent and the Administrative Agent (in any case not to be unreasonably withheld) and (ii) be in a minimum principal amount of $5,000,000.00 or in an integral multiple of $1,000,000.00 in excess thereof. On the effective date of any assignment, Exhibit A is deemed amended to reflect such assignment.

     (b) Any Bank may at any time sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Loan Agreement and the other Loan Documents; provided, however, that (1) such Bank's obligations under this Loan Agreement shall remain unchanged, (2) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (3) each participating bank or other entity shall be entitled to the benefit of the cost protection provisions contained in Sections 3.04, 3.05, 3.06, 3.08 and 3.09 hereof, except that all claims and petitions for payment and payments made pursuant to such Sections shall be made through such selling Bank and except that a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the selling Bank would have been entitled had no such sale been made, and (iv) the Borrowers, the Administrative Agent and the other Banks shall continue to deal solely and directly with such selling Bank in connection with such Bank's rights and obligations under this Loan Agreement and the other Loan Documents, and such Bank shall retain the sole right (and participating banks or other entities shall have no right) to enforce the obligations of any Credit Party under the Loan Documents and to approve any amendment, modification or waiver of any provision of this Loan Agreement or any of the other Loan Documents (other than amendments, modifications or waivers requiring, pursuant to the terms of Section 10.05 hereof, unanimous consent of the Bank).

     (c) Any Bank may pledge all or any portion of its rights under this Loan Agreement and/or its Note to a Federal Reserve Bank. No such pledge shall release any Bank from its obligations hereunder or substitute any such Federal Reserve Bank for such Bank as a party hereto.

     10.11 The term of this Loan Agreement shall be until the Commitments of the Banks hereunder shall have terminated and the Banks have received payment in full of the unpaid principal and interest of the Notes and all other amounts payable hereunder.

     10.12 All obligations of the Borrowers hereunder and under the Notes shall be joint and several obligations of the Borrowers.

     10.13 (a) All documents executed pursuant to the transactions contemplated herein including without limitation this Loan Agreement, the Notes and the other Loan Documents shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with, the internal laws and judicial decisions of the State of North Carolina. Each of the Borrowers hereby submits to the nonexclusive jurisdiction and venue of the state and federal courts of North Carolina for the purpose of resolving disputes hereunder or under the other Loan Documents or for the purposes of collection. Each of the Borrowers hereby agrees that both the federal and state courts in


Mecklenburg County, North Carolina are a convenient forum and agrees not to raise as a defense that such courts are not a convenient forum.

     (b) In the event any one or more of the provisions contained in this Loan Agreement should be held invalid, illegal or unenforcable in any respect, the validity, legality and enforcability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     (c) This Loan Agreement and the other Loan Documents and agent's fee letters constitute the entire contract among the parties relative to the subject matter hereof and thereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Loan Agreement.

     10.14 The payment of the indebtedness of the Borrowers to the Banks hereunder and under the Notes is senior to the payment of the indebtedness of the Borrowers under the Senior Subordinated Note Purchase Agreements and each Note Guaranty (as defined in the Senior Subordinated Note Purchase Agreements) in accordance with the terms thereof.

     10.15 Nothing contained herein shall be deemed to limit the right of any Bank (or any of its affiliates) to make loans to, accept deposits from and generally engage in any kind of business with any Credit Party.

     10.16 The Borrowers hereby agree that all payments and prepayments of principal, interest and fees required to be made hereunder or under any of the other Loan Documents shall be without deduction for or on account of any present or future taxes, duties or other charges levied or imposed by any foreign nation or any political subdivision or taxing authority thereof.


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

     IN WITNESS WHEREOF, each of the parties hereto has caused this Loan Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                         AIRGAS, INC.

                         By: /s/Britton H. Murdoch
                           _____________________________________
                           Britton H. Murdoch
                           Vice President

                         AIRGAS HOLDINGS, INC.

                         By: /s/Britton H. Murdoch
                           _____________________________________
                           Britton H. Murdoch
                           Vice President

                         NATIONSBANK OF NORTH CAROLINA, N.A.

                         By: /s/M.Gregory Seaton
                             _____________________________________

                         Title: Vice President
                               ___________________________________

                         THE BANK OF NEW YORK

                         By: /s/Michael V. Flannery
                             _____________________________________

                         Title: Vice President
                               ___________________________________

                         NATIONSBANK OF NORTH CAROLINA, N.A.,
                         as Agent

                         By: /s/M.Gregory Seaton
                             _____________________________________

                         Title: Vice President
                               ___________________________________

                         THE BANK OF NEW YORK,
                         as Administrative Agent
                         for the Banks

                         By: /s/Michael V. Flannery
                             _____________________________________

                         Title: Vice President
                             ____________________________________
